Minutes of a Special Meeting of Shareholders
                         of Touchstone Funds Group Trust
                                February 5, 2007

A Special Meeting of Shareholders of Touchstone Funds Group Trust (the "Trust"), was called to order by William A. Dent, Vice President of the Trust, at 10:00 a.m. February 5, 2007 at the offices of the Trust, 303 Broadway, Cincinnati, Ohio 45202.

Mr. Dent introduced himself and then asked the Secretary to set forth the steps that are necessary to convene the meeting.

Jay S. Fitton, Secretary of the Trust then presented (1) a copy of the printed Notice of Special Meeting of Shareholders, Proxy Statement and Proxy Card provided to shareholders of the Short Duration Fixed Income Fund, Ultra Short Duration Fixed Income Fund, Clover Core Fixed Income Fund, Value Opportunities Fund, Diversified Small Cap Value Fund, HLAM Large Cap Quality Stock Fund, International Equity Fund, Diversified Growth Fund, Diversified Value Fund, Family Heritage Fund, Pitcairn Select Value Fund, Small Cap Fund, Pitcairn Taxable Bond Fund, Tax-Exempt Bond Fund, Sands Capital Select Growth Fund, Small Cap Value Opportunities Fund, Strategic Value and High Income Fund, Healthcare and Biotechnology Fund and Mid Cap Fund series of the Trust (the "Funds"); (2) a certificate from Management Information Services ("MIS") the proxy tabulator, of the number of shares of the Trust outstanding at the close of business December 7, 2006, the record date for determining shares of the Trust entitled to vote at the meeting; (3) an Affidavit from MIS stating that all shareholders of record of the Trust on the record date had been mailed a Notice of Special Meeting, a Proxy Statement and a Proxy Card; and (4) a Certificate of Tabulation from MIS showing the number of shareholders of the Trust who have submitted their proxies.

Mr. Dent then appointed Frank L. Newbauer and Jay S. Fitton as Inspectors of Election for the meeting.

Mr. Dent asked Mr. Fitton to report on the number of shares present in person or by proxy. Mr. Fitton reported that no shares of the Trust were present in person and 123,406,906.246 shares of the Trust were present by proxy, representing 55.96% of the shares entitled to vote at the meeting. Mr. Fitton reported that because the number of shares represented by proxy for each Fund and the Trust exceeds 40% of such shares entitled to vote at this meeting, a quorum is present.

Mr. Fitton reported that the proposal to be voted by shareholders was to vote for or against the election of four nominees to the Board of Trustees: John F. Barrett, Richard L. Brenan, H. Jerome Lerner and John P. Zanotti. He indicated that shareholders had elected all nominees to the Board and then reported on the results of the voting:

John F. Barrett
FOR                    WITHHOLD
121,451,490.391        1,955,415.855

Richard L. Brenan
FOR                    WITHHOLD
121,478,624.577        1,928,281.669

H. Jerome Lerner
FOR                    WITHHOLD
121,461,056.521        1,945,849.725

John P. Zanotti
FOR                    WITHHOLD
121,483,042.191        1,923,864.055

Mr. Fitton indicated that the Certificate of Inspectors of Election showing the total votes cast for the proposal is available for inspection by shareholders.

Mr. Dent asked if there was any further business to come before the meeting. There being no further business to come before the meeting it was, upon motion duly made and seconded, adjourned.


                                                     /s/ Jay S. Fitton
                                                     ------------------------
                                                     Jay S. Fitton, Secretary

                                       2